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                                      A1548

                                                              EXHIBIT (a)(5)(Z)

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

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SIMON PROPERTY GROUP, INC.,                     :
SIMON PROPERTY ACQUISITIONS, INC.,
AND RANDALL J. SMITH,                           :

                       Plaintiffs,              :

                 - against -                    :
                                                       CIVIL ACTION NO. 02-74799
TAUBMAN CENTERS, INC., A. ALFRED                :
TAUBMAN, ROBERT S. TAUBMAN, LISA                       JUDGE VICTORIA A. ROBERTS
A. PAYNE, GRAHAM T. ALLISON, PETER              :
KARMANOS, JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A.                   :
CHAZEN, AND S. PARKER GILBERT,
                                                :
                       Defendants.
                                                :

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                          AFFIDAVIT OF ROBERT H. STEERS

COUNTY OF NEW YORK )
                   ) ss.:
STATE OF NEW YORK  )

         Robert H. Steers, being duly sworn, deposes and says as follows:

     1. I am Chairman of Cohen & Steers Capital Management, Inc ("Cohen & Steers"). I make this affidavit based upon personal knowledge. This affidavit is submitted solely for the purpose of explaining why Cohen & Steers tendered its shares of common stock of Taubman Centers, Inc. ("TCI") into the all cash offer made by Simon Property Group, Inc. ("SPG") and Westfield America, Inc. to purchase all outstanding shares of TCI common stock for $20 per share (the "Tender Offer") prior to the then-expiration date of February 14, 2003.

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                                      A1549

     2. Cohen & Steers was founded in 1986 as the first U.S. investment advisor focused exclusively on real estate securities. The firm is a leading U.S. manager of portfolios dedicated to investing primarily in Real Estate Investment Trusts ("REITs"). Cohen & Steers currently has approximately $7 billion in assets under management. Its current clients include pension plans, endowment funds and registered investment companies, including the eight funds that currently make up the Cohen & Steers family of funds.

     3. Cohen & Steers, on behalf of its client accounts, held 3,216,375 shares of common stock of TCI as of February 3, 2003 (approximately 6% of TCI's outstanding common stock) and continues to hold shares of TCI common stock. Cohen & Steers first invested in shares of TCI common stock in 1995.

     4. Cohen & Steers was under no obligation to tender its shares of TCI common stock into the Tender Offer. Rather, our goal is and always will be to maximize our clients' interests consistent with our fiduciary duty.

     5. Cohen & Steers' decision to tender into the Tender Offer was neither automatic, nor dictated by pre-existing policies of the firm. To the contrary, Cohen & Steers has actively analyzed a potential transaction between SPG and TCI since SPG first made public its desire to pursue a business combination. We have met with management of SPG to ensure ourselves that SPG could adequately finance a business combination with TCI and also to gather as much information as we could regarding the longer-term plans of SPG should a transaction with TCI be successfully completed.

     6. At the same time, we met on a number of occasions with the management of TCI and provided a letter to each of the TCI directors seeking to substantiate the decision of management and the board not to pursue a transaction with SPG. Because TCI's

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                                      A1550

management and board did not present us with sufficient information, we made the decision prior to February 14, 2003 that it would be in the best interests of our clients if we tendered all of the shares of TCI common stock into the Tender Offer.

     7. Of course, if the management of TCI had provided its common stockholders with what we would view as a credible plan to take the stock price to at least the $20 per share level, or if another party had emerged with a greater than $20 per share offer prior to February 14, 2003, our decision to tender into the Tender Offer might have been different.

     8. Because we owe a fiduciary duty to our clients and our goal is to maximize their interests, we must continually review this situation. We have no pre-ordained bias toward TCI, SPG, or Westfield or any interest in controlling any of these entities. We view the decision to have tendered as no different than any sound portfolio management decision in which a third party offers to purchase shares of stock at what we view to be an attractive price relative to the prospect of choosing to pass on that trade and hold onto those shares.


                                                 /s/ Robert H. Steers
                                                 ------------------------
                                                     Robert H. Steers


/s/ Jay J. Chen
--------------------
     Notary public

Sworn to me this 27 day of
February, 2003

[SEAL]